UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2014

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

38 Hans Crescent, London, England
SW1X 0LZ
(Address of Principal Executive Office)

+44.20.7190.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 3, 2014, Unitymedia Hessen GmbH & Co. KG and Unitymedia NRW GmbH (each an “Issuer” and together, the “Issuers” ), as co-issuers, entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs International, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), pursuant to which the Issuers agreed to sell, subject to the terms and conditions set forth therein, (i) €1.0 billion ($1.2 billion at the transaction date) aggregate principal amount of its 4.0% senior secured notes due 2025 (the “Euro Notes”), and (ii) $550.0 million aggregate principal amount of its 5.0% senior secured notes due 2025 (the “Dollar Notes” and together with the Euro Notes, the “Notes”), each at par, to the Initial Purchasers in a private offering in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Notes will mature on January 15, 2025. Interest on the Notes will be payable semi-annually on each January 15 and July 15, beginning on July 15, 2015.

The Notes will be issued pursuant to an indenture (the “Indenture”), to be dated on or about December 17, 2014 (the “Issue Date”) among the Issuers, the guarantors named therein and The Bank of New York Mellon, London Branch, as trustee, that will be executed in connection with the completion of the offering of the Notes.
Subject to the circumstances below, the Notes are non-callable until January 15, 2020. At any time prior to January 15, 2020, the Issuer may redeem some or all of the Euro and/or Dollar Notes at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to (but excluding) the redemption date at a “make-whole” premium, which is the present value of all remaining scheduled interest payments to the redemption date using the discount rate (as specified in the Indenture) as of the redemption date plus 50 basis points.
At any time prior to January 15, 2020, the Issuers may redeem during each 12 month period commencing with the Issue Date up to 10% of the original aggregate principal amount of the Euro Notes and/or the Dollar Notes, from time to time, at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts (as defined in the Indenture), if any, to the applicable redemption date.
On or after January 15, 2020, the Issuers may redeem all, or from time to time a part, of the Euro Notes and/or the Dollar Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on January 15 of the years set forth below:

	Redemption Price
Year	Euro Notes	Dollar Notes
2020	102.000%	102.500%
2021	101.333%	101.667%
2022	100.667%	100.833%
2023 and thereafter	100.000%	100.000%
In addition, at any time prior to January 15, 2018, the Issuers may redeem up to 40% of the respective Notes with the net proceeds of one or more specified equity offerings at a redemption price of 104.000% of the principal amount of the Euro Notes and/or 105.000% of the principal amount of the Dollar Notes redeemed, in each case, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption. In the event of a change of control or sale of certain assets, the Issuers may be required to make an offer to purchase the relevant Notes.
The Notes will be senior obligations of each Issuer. The Notes will rank equally in right of payment with all existing and future indebtedness of the Issuers that is not subordinated in right of payment to the Notes and will be senior in right of payment to all existing and future indebtedness of the Issuers that is subordinated in right of payment to the Notes. The Notes will be guaranteed on a senior basis by Unitymedia KabelBW GmbH and certain of its subsidiaries and, by no later than January 25, 2015 (such grant date, the “Collateral Grant Date”), will be secured by the same assets that secure the Existing Senior Secured Notes, the Super Senior Revolving Credit Facility and the Senior Revolving Credit Facility (in each case, as defined in the Indenture). Prior to the Collateral Grant Date, the Notes will be unsecured.
The Issuers expect the offering of the Notes to close on the Issue Date.  The Issuers intend to use the net proceeds of the offering to refinance certain of their existing indebtedness (including the Issuers’ €735.1 million ($904.5 million at the transaction date) 7½% senior secured notes due 2019, the Issuers’ $459.3 million 7½% senior secured notes due 2019 and certain revolving indebtedness under the Senior Revolving Credit Facility) and for general corporate purposes. The Indenture will be filed with the Securities and Exchange Commission as an exhibit on Form 8-K after the completion of the offering of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: December 8, 2014

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